Exhibit 99.1

March 26, 2021

Board of Directors

FLIR Systems, Inc.

27700 SW Parkway Ave.

Wilsonville, OR 97070

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Teledyne Technologies Incorporated (“Teledyne”), filed March 26, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 4, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Teledyne and its affiliates) of the outstanding shares of common stock, $0.01 par value per share, of FLIR Systems, Inc. (the “Company”) of the Consideration (as defined therein) to be paid to such holders, pursuant to the Agreement and Plan of Merger, dated as of January 4, 2021, by and among Teledyne, Firework Merger Sub I, Inc., a wholly owned subsidiary of Teledyne, Firework Merger Sub II, LLC, a wholly owned subsidiary of Teledyne, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of FLIR’s Financial Advisor”, “The Mergers – Background of the Mergers”, “The Mergers – FLIR’s Reasons for the Mergers; Recommendation of the FLIR Board of Directors”, “The Mergers – Unaudited Prospective Financial Information Used by the FLIR Board of Directors and FLIR’s Financial Advisor” and “The Mergers – Opinion of FLIR’s Financial Advisor” and to the inclusion of the Opinion Letter in the Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
GOLDMAN SACHS & CO. LLC